Exhibit 12.1
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                               UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                             For the Nine Months
                                                                              Ended September 30,
                                                                         -----------------------------
Millions of dollars                                                          2001               2000
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Earnings from continuing operations                                         $ 629              $ 550
Provision for income taxes                                                    447                309
Minority Interests                                                             38                  3
Distributions (less than) greater than earnings from equity investments        44                (48)
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         Earnings subtotal                                                  1,158                814
Fixed charges included in earnings:
   Interest expense                                                           145                159
   Distribution on convertible preferred securities                            24                 24
   Interest portion of rentals                                                 15                 17
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         Fixed charges subtotal                                               184                200
Earnings from continuing operations
   available before fixed charges                                          $1,342             $1,014
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Fixed charges:
   Fixed charges included in earnings                                       $ 184              $ 200
   Capitalized interest                                                        19                  9
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         Total fixed charges                                                $ 203              $ 209
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Ratio of earnings from operations
   to fixed charges                                                           6.6                4.9
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